Exhibit 10.24

EMPLOYMENT SEPARATION SETTLEMENT AGREEMENT
BETWEEN QUICKSILVER RESOURCES INC. AND P. JEFF COOK

This Employment Separation Settlement Agreement (“Agreement”) is made by and between Quicksilver Resources Inc. (“Company”) and P. Jeff Cook (“Cook”) to become effective on the date executed as indicated below.

WHEREAS, Cook has been a long time employee of Company and/or its affiliates and predecessors; and

WHEREAS, Cook elected to retire from his position as Executive VP, Operations of the Company effective June 20, 2012 and at the same time, the Company requested that Cook continue his employment as Advisor to the Chairman on Special Projects and New Ventures and Cook agreed to do so through December 31, 2012; and

WHEREAS, Cook and the Company enter into this Agreement to set forth the terms between the parties hereto and benefits Cook will receive in consideration of his long years of service with the Company and his continuing employment through December 31, 2012.

NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth below, Company and Cook agree as follows:

SECTION 1.
SEPARATION TERMS

1.
Company agrees to employ Cook as Advisor to the Chairman on Special Projects and New Ventures for the time period from June 21, 2012 through December 31, 2012. Cook shall not be required to work any specific hours, perform any specific duties, or be required to office at the Company but agrees to use his reasonable efforts to advise the Chairman of the Company on an as needed basis.

2.
Provided that Cook has executed this Agreement and remains employed with the Company through November 30, 2012, the Company, pursuant to the provisions of the Quicksilver Resources Inc. Fifth Amended and Restated 2006 Equity Plan, will issue a Grant, effective November 30, 2012 (the "Date of Grant") of a number of shares (rounded up or down to the nearest whole number) having a monetary value of $900,000.00, based on the closing price of the Company shares on the Date of Grant, which will be 100% vested on November 30, 2012 to Cook.

3.	The Company shall continue to pay Cook his current base salary of $412,000 on an annual basis through December 31, 2012. Cook’s final paycheck shall include any earned but unused vacation time, less state and federal withholdings. Except as provided in this Agreement and as provided in the letter dated July 20, 2012 from Anne D. Self (the “July 20 Letter”), Cook will not receive or be entitled to any other payments or benefits from the Company.

SECTION 2.
RELEASE AGREEMENT
Cook, on behalf of himself and his heirs and assigns, hereby releases, covenants not to sue and forever discharges Company, its past and present affiliate and subsidiary companies, its and their past and present directors, officers, employees and agents and benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) from any and all rights or claims he may have, including but not limited to, claims based on his employment or the cessation of that employment. This release includes, but is not limited to, claims Cook may have of defamation, assault, battery, invasion of privacy, fraud, intentional or negligent misrepresentation of fact, intentional or negligent infliction of emotional distress or false imprisonment, claims for additional wages, compensation, overtime, severance pay, bonuses or claims for attorneys' fees or costs. Cook also releases any claims for wrongful discharge, for breach of an express or implied employment contract or personal injuries arising therefrom, if any. Cook represents that he has not filed or caused to be filed a lawsuit asserting any claims that are released in this Paragraph. Further, he agrees not to pursue any charges or claims or commence any actions of any kind with any local, state or federal agency or state or federal court pertaining to claims that are released in this Paragraph. Cook acknowledges that he has reported all work related injuries or illnesses. Excluded from this Agreement are claims which cannot be waived by law.

Notwithstanding anything in this Agreement to the contrary, Cook is not releasing or waiving (i) any rights to receive vested benefits pursuant to any employee benefit plan, policy or program to which he is entitled or (ii) any rights to which he is entitled under this Agreement and the July 20 Letter to Cook from Anne D. Self or (iii) any claim for indemnification under the Company's Bylaws, the Directors' and Officers' liability insurance policies or the Director and Officer Indemnification Agreement dated August 30, 2005. Cook further agrees to furnish such evidence as may be required by Company to assure the terms of this Agreement have been satisfied.
The Company, on behalf of itself and its past and present affiliate and subsidiary companies, hereby releases, covenants not to sue and forever discharges Cook, his heirs, executors and assigns, from any and all claims or rights they may have (or which may arise before this document becomes effective), including, but not limited to those arising out of or in connection with your employment with or the cessation of employment with the Company, breach of contract, breach of fiduciary duty, any tortious act or other civil wrong. This release includes but is not limited to claims of defamation or claims of attorneys' fees or costs. The Company represents that it has not filed or caused to be filed a lawsuit asserting any claims that are released in this Paragraph. Further, it agrees not to pursue any charges or claims or commence any actions of any kind with any local, state or federal agency or state or federal court pertaining to claims that are released in this Paragraph. Excluded from this Agreement are claims which cannot be waived by law.
Notwithstanding the foregoing, the Company is not releasing or waiving (i) any rights to which it is expressly entitled under this Agreement, (ii) any claims initiated by third parties or (iii) any claims arising out of or in connection with the Employee’s willful or gross misconduct.
Nothing contained in this Agreement shall affect the terms or conditions of the Director and Officer Indemnification Agreement dated August 30, 2005 (including the conditions to be satisfied in order for Cook to be entitled to indemnification or advancement of expenses thereunder) or constitute a release or waiver of any rights or claims that the Company may have against Cook for failure to act in accordance with the standards required to be entitled to indemnification or advancement of expenses under such indemnification agreement. Company and its Executive Officers and Board represent to Cook that they have no knowledge of any conduct, action or failure to act by Cook that could or might permit the Company to refuse to indemnify Cook or advance expenses.

SECTION 3.
NON-ADMISSION OF LIABILITY

Cook enters into this Agreement as a resolution of all issues related to his separation from the Company. By entering into this Agreement, he does not admit that he has done anything wrong.

The Company enters into this Agreement to avoid the cost of defending against any possible lawsuit. By entering into this Agreement, the Company does not admit that it has done anything wrong.

SECTION 4.
CONSEQUENCES OF VIOLATION OF PROMISES

If Company or Cook files a claim, charge or lawsuit asserting claims that are released in Section 2 of this Agreement, the party filing such claim, charge or lawsuit must pay for all costs incurred by the other party, including reasonable attorney's fees, in defending against such claim(s).

SECTION 5.
PERIOD OF REVIEW AND CONSIDERATION OF AGREEMENT

Cook acknowledges that he has been given sufficient time to review and consider this Agreement before signing it. If Cook desires to enter into this Agreement, he should sign it and deliver it to Anne Self, c/o Human Resources Department, 801 Cherry Street, Suite 3700, Unit 19, Fort Worth, Texas 76102 or fax it to (817) 665-5012 with hard copy to follow in the mail.

SECTION 6.
CONSULTATION WITH ATTORNEY
The Company has advised Cook to consult with an attorney before signing this Agreement. Cook understands that whether or not to do so is Cook’s decision. Any costs incurred by Cook as a result of consulting with an attorney must be paid by Cook.

SECTION 7.
CONFIDENTIALITY
Cook is reminded of the Code of Business Conduct and Ethics and the Employee Handbook of which he acknowledged receipt on January 3, 2012 and March 10, 2006 respectively, and with which he has indicated compliance while actively employed. Cook acknowledges that, as an employee of the Company, he has had access to proprietary and confidential information that directly or indirectly relates to the business of the Company and its affiliates and subsidiaries. For the purposes of this Agreement, "Confidential Information" means information about the Company and its affiliates and subsidiaries obtained or developed by Cook prior to December 31, 2012 while an employee of the Company and which the Company has requested be held in confidence or could reasonably be expected to be held in confidence because the disclosure of such information would likely be harmful or disadvantageous to the Company or any of its employees and directors but shall not include information already in the public domain. Cook agrees that he will not, without prior written consent of the Company or pursuant to lawful process, (i) disclose to any person any Confidential Information, or (ii) take any property of the Company, or any document or papers containing any Confidential Information, except for documents that the Company has agreed to in writing that Cook may take.

Notwithstanding the foregoing, "Confidential Information" does not include any information (a) which is or becomes generally known or available to the public through no wrongdoing by Cook, or (b) obtained by Cook from third persons not under an obligation of confidentiality; unless such information, obtained by Cook as above enumerated, is harmful, disadvantageous, disparaging or defamatory in nature and would be harmful to the Company, its Officers or Directors and which if restated by Cook, would be inflammatory or appear to add credence to such information which may only be divulged as required by law.

SECTION 8.
NON-COMPETE
NON-SOLICITATION
Cook has previously served in the capacity as the key executive operations officer of the Company and was thoroughly familiar with the Company's operations and operation strategies. As additional consideration for the payments and benefits set forth in this Agreement and the July 20 Letter, Cook agrees that in order to reasonably protect the legitimate business interests of the Company, Cook will not for a period of one (1) year from December 31, 2012 (i) individually or as an employee, directly or indirectly, acquire any oil and gas lease or mineral interest in lands located within one mile of the perimeter of any oil and gas lease or oil and gas license or mineral interest owned by the Company in the United States or Canada on December 31, 2012 or (ii) directly or indirectly, solicit or hire individuals actively employed by the Company.

SECTION 9.
EQUITABLE REMEDIES

The Company and Cook agree that money damages may not be adequate to compensate for Employee’s breach of Sections 7 and 8. If such should occur, the Company will be entitled to a decree for specific performance or other appropriate remedy to enforce Cook’s performance of Sections 7 and 8.

SECTION 10.
ACKNOWLEDGMENTS
Cook acknowledges that he has carefully reviewed this document and fully understands it and has not relied on any representations or promises other than the representations and promises set forth herein. Further Cook acknowledges he is freely and voluntarily accepting the consideration described herein, without being in any way coerced to do so and he understands the consequences of signing this Agreement which include keeping the terms and conditions of this Agreement confidential. Notwithstanding, Cook may share this Agreement and the terms and conditions thereof with his attorneys, accountants and may produce the same in response to court process.

SECTION 11.
WAIVER OF BREACH
The waiver by Company of a breach of any provision of this Agreement by Cook shall not operate or be construed as a waiver of any subsequent breach by Cook. The waiver by Cook of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by Company.

SECTION 12.
GOVERNING LAW
This Agreement shall be governed by the laws of the State of Texas and the rights and obligations arising under this Agreement are performable in Tarrant County.

SECTION 13.
ENTIRE AGREEMENT
This Agreement constitutes the entire agreement between the Employee and the Company regarding the matters addressed herein. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF CLAIMS.

QUICKSILVER RESOURCES INC., Company

/s/ Anne D. Self
Anne D. Self, VP - Human Resources

AGREED TO AND EXECUTED THIS 9 DAY OF AUGUST, 2012

/s/ P. Jeff Cook
P. Jeff Cook

/s/ JC
Initials